EXHIBIT 5.1

LINDQUIST & VENNUM PLLP

4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 Telephone: 612-371-3211 Fax: 612-371-3207	In Denver: 600 17th Street, Suite 1800 South Denver, CO 80202-5441 Telephone: 303-573-5900 Fax: 303-573-1956

Attorneys At Law	www.lindquist.com

October 12, 2007

Tennessee Valley Agri-Energy, LLC

540 Little Dry Creek Road

Pulaski, Tennessee  38478

Re:	Tennessee Valley Agri-Energy, LLC -
Opinion of Counsel as to the Legality of 40,000,000 Capital Units to be
Registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

We have acted as legal counsel to Tennessee Valley Agri-Energy, LLC, a Delaware limited liability company (the “Company”), in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 40,000,000 Capital Units of the Company (the “Units”) to be offered to the public pursuant to and on the terms stated in the Company’s Registration Statement on Form SB-2 and the Prospectus contained therein (the “Registration Statement”).

We have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed necessary or advisable for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Units, when issued and paid for in accordance with the terms of the offering as stated in the Registration Statement, will be legally issued, fully paid and nonassessable Capital Units of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section entitled “Legal Matters” in the Prospectus contained in the Registration Statement.

Very truly yours,

/S/ LINDQUIST & VENNUM PLLP

LINDQUIST & VENNUM PLLP